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ASHLAND COAL, INC.      P.O. Box 6300  Huntington, WV 25771-6300  (304) 526-3333

                                                                   April 8, 1996

Dear Fellow Stockholder:

    As you know from our proxy materials sent to you in connection with our annual meeting of stockholders set for April 26, 1996, one of the items of business is the consideration of the amendment and restatement of our certificate of incorporation. This is Item II of our proxy statement mailed to you on March 22, 1996. As you consider this issue, please bear in mind the following points.

AUTHORIZATION, NOT ISSUANCE OF SERIAL PREFERRED STOCK

    The principal feature of the proposed amendment and restatement is to authorize 20,000,000 shares of serial preferred stock, par value $.01 ("serial preferred stock"). The proposal is to amend our certificate of incorporation to provide solely for the authorization of serial preferred stock, not the issuance of it. There is no present intention to issue serial preferred stock.

SUPER-MAJORITY BOARD VOTE REQUIRED FOR ISSUANCE

    If the amendment and restatement is approved, in order for any of the serial preferred stock to be issued, under Ashland Coal's By-laws (which cannot be amended without an 85% vote of the stockholders), 76% of the Board would have to vote to issue it. This means 8 of the 10 Directors would have to vote to issue it, and agree upon the designation, number, voting rights, powers, preferences and other rights associated with any such stock.

VOTING RIGHTS OF THE SERIAL PREFERRED STOCK

    With respect to voting rights of the serial preferred stock and the possible dilution of voting rights of current stockholders, it is important to note that holders of shares of serial preferred stock would not be entitled to more than the LESSER of one vote per $100 of liquidation value or one vote per share. It is not possible for the Board to grant to holders of the serial preferred stock voting rights disproportionate to the shares held by them. Frequently there are no voting rights at all associated with serial preferred stock issued for financing purposes. In no event will there be more than one vote per share.

OWNERSHIP DILUTION

    With respect to dilution of ownership in general, the issuance of serial preferred stock as a means of raising capital frequently is less dilutive than issuing common stock, particularly if the serial preferred stock is not convertible into shares of common stock.

    As noted in the proxy statement, management and the Board have represented that they will not issue, without prior stockholder approval, serial preferred stock for anti-takeover purposes, to implement any stockholders' rights plan, or with features intended to make the attempted acquisition of Ashland Coal more costly.

    The availability of serial preferred stock adds an important degree of flexibility to our business strategy of expanding production from our current reserve base and making acquisitions. I urge you to review our proxy statement carefully with respect to Item II and for the reasons set forth, vote FOR it. Enclosed for your convenience is a proxy card for this purpose. If you use this card to vote, it will revoke any prior vote by you.

                                                    Sincerely yours,

                                                  /s/ WILLIAM C. PAYNE

                                                    WILLIAM C. PAYNE
                                                 Chairman of the Board,
                                                  President and Chief
                                                   Executive Officer